                                    AGREEMENT



                                     BETWEEN


                               UNIFET INCORPORATED


                                       AND


                              PPG INDUSTRIES, INC.



                                SENSORS BUSINESS

                                TABLE OF CONTENTS
                                                                       PAGE

1.   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
2.   Sale, Assignment and Purchase of Purchased Property. . . . . . . .   4
3.   Closing, Payment of Preliminary Purchase Price, Assumption of
     Liabilities and Delivery of Purchased Property . . . . . . . . . .   4
4.   Adjustment in Preliminary Purchase Price . . . . . . . . . . . . .   7
5.   Representations and Warranties of Seller . . . . . . . . . . . . .   9
6.   Representations and Warranties of Purchaser. . . . . . . . . . . .  13
7.   Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
8.   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
9.   Survival of Representations and Warranties, Covenants and
     Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
10.  Indemnities. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
11.  Limitation of Remedies and Damages . . . . . . . . . . . . . . . .  16
12.  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
13.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
14.  Cooperation as to Certain Claims and Litigation. . . . . . . . . .  19
15.  Governing Law, Attorneys' Fees,Table of Contents and Section
     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
16.  Bulk Sales Law . . . . . . . . . . . . . . . . . . . . . . . . . .  19
17.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  19



LIST OF EXHIBITS

A.   Lease Included as Purchased Property (to be assigned)
B.   Contracts
C. Patents, Patent Applications, Trademarks, Trade Names, License and Confidentiality and Secrecy Agreements
D.   Employees
E.   Preliminary Balance Sheet
F.   Fixed Assets
G.   Permits
H.   Litigation
I-1. Form of First Note
I-2. Form of Second Note
J.   Form of Warrant
K.   Allocation of Purchase Price
L.   Form of License Agreement
M.   Intentionally Omitted
N.   Form of Security Agreement
O.   Financial Statements of Sensors Business
P.   Form of Opinion of Purchaser's Counsel
Q.   Form of Opinion of Seller's Counsel

                                    AGREEMENT



     THIS AGREEMENT IS MADE this 17th day of January, 1995, by and between PPG INDUSTRIES, INC., a Pennsylvania corporation having its principal offices in Pittsburgh, Pennsylvania ("Seller"), and UNIFET INCORPORATED, a California corporation having its principal offices at 11021 Via Frontera, Suite 200, San Diego, California 92127 ("Purchaser");

     WHEREAS, Purchaser desires to purchase and accept from Seller, and Seller desires to sell, assign and transfer to Purchaser, substantially all of the assets, technology, properties and business, as a going concern, of the Sensors Business as defined below;

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.   DEFINITIONS.

     (a) The closing of the transactions contemplated hereby (the "Closing") shall take place on January 17, 1995 (the "Closing Date") beginning at 10:00 a.m. and shall be effective at 11:59 p.m., Prevailing Time, on the Closing Date (the "Closing Time"). The Closing shall take place at the offices of Stradling, Carlson, Yocca and Rauth in Newport Beach, California.

     (b) "Sensors Business" shall mean the development, manufacture and sale of proprietary blood chemistry sensors as currently conducted or as presently contemplated by Seller.

     (c)  "Purchased Property" shall mean, except as otherwise provided in
Section 1(d), all of the assets, technology, properties and business of Seller devoted exclusively to the Sensors Business whether owned or leased, including, without limitation, the following:

          (i) assignment of the lease for the real property identified in Exhibit A hereto (the "Lease") in the form included in Exhibit A;

          (ii) the fixed assets of Seller devoted exclusively to the Sensors Business existing at the Closing Time identified in Exhibit F ("Fixed Assets");

          (iii) all inventories, including finished goods, work in process and raw materials on hand or in transit or storage, of the Sensors Business, together with all operating supplies of the Sensors Business, existing at the Closing Time ("Inventories");

          (iv) all accounts receivable of the Sensors Business existing at the Closing Time ("Accounts Receivable");

          (v) except as provided in Section 1(d)(vi), the prepaid expenses and deferred charges of the Sensors Business existing at the Closing Time ("Prepaid Expenses" and "Deferred Charges," respectively);


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


          (vi) the rights and benefits of Seller under all contracts, including purchase orders, sales orders, agreements, commitments and binding arrangements of every kind and description, which relate exclusively to the Sensors Business and which are in force at, and (but only) to the extent they relate to the conduct of the Sensors Business from and after, the Closing Time (collectively, the "Contracts") (including, but not limited to, those listed in Exhibit B hereto but excluding those so indicated in Exhibit B hereto);

          (vii) except as provided in Section 1(d)(iii), all business forms, operating manuals and records, libraries, customer lists, sales literature and records, supplier lists, price lists, packaging materials, labels, containers, correspondence files, and other similar property and materials ("Business Records") to the extent relevant exclusively to the conduct of the Sensors Business and existing at the Closing Time provided that Seller may retain copies of such Business Records;

          (viii) all permits (including permit applications), authorizations, approvals, or other indicia of authority to the extent pertinent to the installation, construction, operation or maintenance of any machinery, equipment (including laboratory equipment), fixture, vehicle, furniture or tool, or the plants, of the Sensors Business but only to the extent assignable ("Permits");

          (ix) all rights of Seller at the Closing Time under or pursuant to all warranties, representations and guarantees, if any, made to Seller in connection with the Purchased Property;

          (x) all rights of Seller at the Closing Time to rebates, refunds and other adjustments in the form of materials or credits toward the purchase of materials exclusively for the Sensors Business;

          (xi)   except as limited by Section 7(e), and except as set forth in
Section 3(a)(viii)(C), the patents, patent applications, trademarks, trade names, and license, confidentiality and secrecy agreements necessary to the conduct of the Sensors Business, including those listed in Exhibit C hereto, provided that, as to such patents and patent applications, Seller shall be deemed to have an irrevocable, nonexclusive, royalty-free license to make, use and sell the claimed subject matter of any such patents or patent applications in applications other than in the Sensors Business. If Purchaser should decide against maintaining any of the patents or patent applications listed in Exhibit C, Purchaser will make reasonable efforts to notify Seller in a timely manner. Seller, at its option and at its expense, may pay the maintenance fees on any of such Licensed Patent and Applications, and Purchaser will assign such patents or patent applications to Seller; and

          (xii) the intellectual property rights and proprietary expertise relating exclusively to the Sensors Business (other than those included in Section 1(c)(xi) hereof) including the existing Computer Associates' Manman software license, and including, but not limited to, know-how, trade secrets, manufacturing and engineering data, and research and development records (collectively, and as limited herein, hereinafter called "Sensors Business Know-How") and copyright interests related to software (including source code) but only to the extent that such Sensors Business Know-How and copyright interests either (a) are used by Seller as of the Closing Time in the Sensors Business or
(b) were developed or acquired by Seller prior to the Closing Time for use in the Sensors Business, and (c) are not limited by Section 7(e);

provided, however, that Seller shall be deemed to have an irrevocable, nonexclusive, royalty-free license to use the Sensors Business Know-How in applications other than in the Sensors Business.

     (d) "Purchased Property" shall not include (without limiting other exclusions expressly provided for herein) the following assets of the Sensors
Business:

          (i) cash and imprest funds (whether on hand, on deposit or in transit) and rights to rebates, refunds and other adjustments in the form of cash, other than cash adjustments pursuant to warranties, representations and guarantees as set out in Section 1(c)(ix);

          (ii) the name "PPG Industries, Inc." and "PPG" and, in any form, any name, insignia, logo, design, trademark or trade name similar thereto or derived therefrom anywhere in the world;

          (iii) records, regardless of the form, about the medical condition of Employees or related to those assets listed in this Section 1(d), to the extent prepared or created prior to the Closing Time, provided that Purchaser shall be given copies of Employee records hereby excluded as it shall request to the extent the affected employees agree to release such records to Purchaser;

          (iv) the Settlement Agreement and Mutual General Releases between PPG Industries, Inc. and Diametrics Medical, Inc., et al., dated March 25, 1994 and referenced in Section 7(e) and Exhibits B, C and H (the "Settlement Agreement");

          (v) all pensions, profit sharing, savings, welfare benefits, or other employee benefit plans or trusts of Seller;

          (vi)   all insurance policies, including related prepaid expenses;

          (vii) any refund or credit related to federal, state or local taxes to the extent related to any time prior to the Closing Time;

          (viii) the Microsoft Office Package utilized by the Sensors Business and covered under the Seller's license;

          (ix) the MANMAN computer system utilized by the Sensors Business, prior to December 31, 1994 provided however, that the Sensors Business shall, prior to closing begin to utilize Computer Associates' MANMAN license, at a monthly charge not to exceed $18,000, shall assume all responsibility for ensuring that Computer Associates is providing satisfactory services to the Sensors Business (provided that after such service is deemed satisfactory by Purchaser, Seller shall have no further continuing obligation) and shall bear all expenses of the transfer of the services from the system utilized prior to December 31, 1994 to Computer Associates, including any such expenses arising after the Closing.

          (x) the American Express cards and AT&T phone cards, and Seller's participation in these programs;

          (xi) employee travel advances or reimbursements for any travel before the Closing Time;

          (xii) any assets, technology, properties or business of the Seller not related exclusively to the Sensors Business; and

          (xiii) those two certain notes (and attendant security interests) dated October 2, 1986 and September 19, 1989, held by Seller from Ronald E. Betts and from Debra J. Shane and Michael J. Shane.

     (e) "Preliminary Purchase Price" shall mean Seven Million Five Hundred Thousand Dollars ($7,500,000.00), plus the Warrant (as defined in Section 1(i)).

     (f) "Final Purchase Price" shall mean the Preliminary Purchase Price as adjusted pursuant to Section 4 hereof.

     (g)  "Employee" shall mean each employee of Seller listed in Exhibit D.

     (h) "Preliminary Balance Sheet" shall mean the balance sheet dated September 30, 1994 and set forth in Exhibit E.

     (i) "Warrant" shall mean that certain warrant for Seller to purchase five hundred thousand (500,000) shares of Purchaser's common stock exercisable at Two Dollars ($2.00) per share and expiring December 31, 1997, which Warrant is to be executed and delivered by Purchaser at the Closing and which shall be in the form set out as Exhibit J. Seller shall have "piggyback" registration rights with respect to the shares of Common Stock issuable upon exercise of the Warrant.

2.   SALE, ASSIGNMENT AND PURCHASE OF PURCHASED PROPERTY.

     Subject to the terms and conditions herein set forth, Seller shall sell, assign and transfer to Purchaser and Purchaser shall purchase and accept from Seller the Purchased Property at the Closing for the consideration provided for herein.

                   [REMAINER OF PAGE INTENTIONALLY LEFT BLANK]

3. CLOSING, PAYMENT OF PRELIMINARY PURCHASE PRICE, ASSUMPTION OF LIABILITIES AND DELIVERY OF PURCHASED PROPERTY.

     (a)  At the Closing:

          (i) Purchaser shall have completed wire transfer(s) to Seller or shall have delivered to Seller or Seller's authorized agent, cashiers check(s) of funds, which shall be U.S. Dollars, in an amount of One Million Dollars ($1,000,000.00), Five Hundred Thousand ($500,000) of which was delivered to Seller's authorized agent on December 30, 1994. Such $500,000 shall be an irrevocable payment to Seller whether or not the Closing occurs. In the case of wire transfer(s) such wire transfer(s) shall be to:

                 Mellon Bank - Pittsburgh, PA
                 ABA Routing #043000261
                 To the benefit of PPG Industries, Inc.
                 Account #0004010

          (ii)   Purchaser shall execute and deliver to Seller (i) a secured
Note in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) due March 31, 1995 and in substantially the form of Exhibit I-1 (the "First Note") and (ii) a secured Note in the amount of Five Million Dollars ($5,000,000.00) due two (2) years from the Closing and in substantially the form of Exhibit I-2 (the "Second Note").

          (iii) Purchaser shall execute and deliver to Seller a Security Agreement in substantially the form of Exhibit N evidencing Seller's first priority security interest in substantially all the assets of Purchaser (the "Security Agreement"), and a UCC-2 Financing Statement Amendment from Ventana Partnership III L.P. evidencing its subordination of its security interest in the assets of Purchaser to Seller's security interest.

          (iv)   Purchaser shall execute and deliver the Warrant.

          (v) The parties shall allocate the Preliminary Purchase Price, the Assumed Liabilities, and covenant not to compete set out in Section 7(c) in accordance with Exhibit K. The Final Purchase Price shall be allocated as set out in Exhibit K. Seller and Purchaser shall report the acquisition for all federal, state and local tax purposes in a manner consistent with such allocation.

          (vi) Purchaser shall by virtue of the Closing assume and agree to pay, perform and discharge and indemnify Seller against and hold it harmless from, and only from, the following liabilities of the Sensors Business (the "Assumed Liabilities"):

                 (A) all prospective obligations of Seller existing at the Closing Time under and explicitly set forth in the Lease, Permits and agreements referred to in Section 1(c)(i), (viii) and (xi) hereof, respectively;

                 (B) all liabilities relating to claims or suits by Affected Employees (as that term is defined in Section 12(c)) that are for (i) personal injuries (including death resulting therefrom) suffered while working after, but not prior to, the Closing Time or
(ii) diseases (including death resulting therefrom) contracted or aggravated (but if only aggravated, only to the extent aggravated) while working after the Closing Time, in either case only to the extent due to any operation conducted, condition existing, product shipped or action taken or omitted after the Closing Time (such operations, conditions, products and actions being hereinafter in this Section 3(a)(v)(B) called "Causes"); provided, however, that Purchaser assumes no liability for claims or suits based upon Causes to the extent occurring prior to the Closing Time; provided further, however, that if such claims or suits are based upon Causes occurring both prior to and after the Closing Time or if it cannot be reasonably determined whether such Causes occurred both prior to and after the Closing Time, then such liability shall be apportioned between Purchaser and Seller in an equitable manner;

                 (C) all liabilities relating to claims or suits (other than those above described in Section 3(a)(vi)(B) and those described below in
Section 3(a)(vi)(F)) by any person that are for personal injuries (including death resulting therefrom) or diseases (including death resulting therefrom) and arising out of the Sensors Business either before or after the Closing Time;

                 (D) all obligations and duties and all liability for defaults or breaches of any Contract (as such term is used in Section 1(c)(vi) hereof) assigned to or assumed by Purchaser hereunder regardless of whether the obligations, duties, default or breach arose or occurred prior to or after the Closing;

                 (E) all liabilities, obligations and duties with respect to regulatory compliance requirements or product recalls and any other service warranty and customer training and support obligation of the Sensors Business whether related to the products of the Sensors Business manufactured and sold before or after the Closing;

                 (F) all liabilities, obligations and duties relating to the remediation of, penalties or fines for, or damage to third parties from, environmental conditions on site at the Purchased Property identified in Section 1(c)(i) whether under, in or on the ground and including, but not limited to, liabilities, obligations or duties under any and all federal, state or local environmental laws, rules, regulations and orders applicable (whether as of the Closing Date or in the future) to such Purchased Property but only to the extent such liabilities, obligations and duties for such environmental conditions arise out of the operations of the Sensors Business as conducted by Purchaser after the Closing Time. Except as otherwise provided in this Section 3(a)(v)(F), Purchaser assumes no liability, obligation or duty for any other environmental conditions at such Purchased Property, including, but not limited to, those which arise out of the operations of the Sensors Business as conducted by Seller prior to the Closing Time. If such liabilities, obligations and duties relate to conditions occurring both prior to and after the Closing Time or if it cannot be reasonably determined whether the conditions occurred prior to or after the Closing Time, then such liabilities, obligations and duties shall be apportioned between Purchaser and Seller in an equitable manner;

                 (G) except as otherwise provided herein, any liabilities of Seller existing at the Closing Time with respect to the Sensors Business and reflected on the Closing Balance Sheet, including, without limitation, audited invoices, accounts payable and accounting provisions or accruals; and

                 (H) all other liabilities to the extent they grow out of the operations or business of the Sensors Business as conducted by Purchaser after the Closing time.

          (vii) Purchaser shall assume no, and Seller shall indemnify Purchaser against all, liabilities or obligations other than those specifically set forth in Clauses (A) through (H) of Section 3(a)(v) hereof and, without limiting the generality of the foregoing, Purchaser shall not assume and Seller shall indemnify Purchasers against, the following liabilities or obligations:

                 (A) any liabilities or obligations for federal, state, or other taxes arising out of, resulting from or incident to the conduct of the Sensors Business prior to the Closing Time or the assignment, transfer and delivery of the Purchased Property;

                 (B) any liabilities or obligations incurred by Seller in connection with the execution, delivery of or performance under this Agreement or the instruments to be delivered pursuant hereto; and

                 (C) any liabilities of Seller in connection with any off-site waste of the Sensors Business (including, without limitation, any liabilities for the treatment or disposal of such waste and cleanup of off-site waste sites).

          (viii) Seller shall:

                 (A) deliver to Purchaser appropriate bills of sale or other instruments of assignment, transfer and conveyance, in form reasonably satisfactory to Purchaser, to effect the assignment, transfer and conveyance of all assets, technology and properties constituting the Purchased Property, free and clear of any encumbrances or liens; and

                 (B) execute and deliver assignments (including consents to such assignments as are necessary) of the registered trademarks, trademark applications and the assignments of license, confidentiality and other agreements and any copyright interests in software constituting the Purchased Property, free and clear of all encumbrances and liens other than set out in this Agreement all as listed in Exhibit C.

                 (C) execute and deliver a License Agreement in substantially the form attached as Exhibit L, pursuant to which Seller grants Purchaser an exclusive, royalty-free license to practice the United States patents, United States patent applications, foreign patents and foreign patent applications set forth therein and pursuant to which such patents and patent applications shall be assigned to Purchaser upon payment of the First Note. Such License Agreement shall be cancelled upon default of Purchaser under the First Note, in which event Purchaser shall also not be entitled to any assignment of such Patents and Patent Applications.

          (ix) Any sales or use taxes or any other tax imposed by any governmental entity and arising out of, resulting from, or incident to, the purchase and sale contemplated by this Agreement shall be borne by Seller.

          (x) Purchaser and Seller shall execute an assignment of the Lease in substantially the form set forth in Exhibit A.

          (xi) Purchaser shall deliver an opinion of its counsel with respect to the representations and warranties of Purchaser contained in Section 6.

          (xii) Seller shall deliver an opinion of its counsel with respect to the representations and warranties of Seller contained in Section 5.

     (b) From and after the Closing Date, upon the request of Purchaser, Seller shall undertake to perform, execute, acknowledge and deliver all such further acts, assurances, deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and other instruments and papers as may be required to sell, assign, transfer, convey and deliver to and vest in Purchaser and protect its rights, title and interest in and enjoyment of all of the Purchased Property intended to be sold, assigned, transferred, conveyed and delivered pursuant to this Agreement, and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

4.   ADJUSTMENT IN PRELIMINARY PURCHASE PRICE.

     (a) Within thirty (30) days after the Closing Date, Seller shall prepare (in accordance with generally accepted accounting principles and on a basis consistent with the Preliminary Balance Sheet) and deliver to Purchaser a balance sheet as of the Closing Date (the "Closing Balance Sheet"). Purchaser shall be entitled to participate in the on-site enumeration of Inventories which shall be reflected in the Closing Balance Sheet. The Closing Balance Sheet and any underlying work papers and relevant records shall be subject to review by Purchaser and its representatives. Such review shall be completed within thirty
(30) days after receipt of the Closing Balance Sheet by Purchaser (the "Review Period"). In the event that Purchaser shall be in disagreement with any part of the Closing Balance Sheet prepared by Seller, each item of disagreement shall be set forth in a letter delivered to Seller within the Review Period. Failure by Purchaser to dispute any item of the Closing Balance Sheet in writing within the Review Period shall be deemed acceptance by Purchaser of such item. If Purchaser and Seller shall not, within thirty (30) days following the delivery of such a letter to Seller, resolve each such item of disagreement, each unresolved item shall immediately be referred to such big six accounting firm other than Ernst & Young or Deloitte & Touche LLP as may be mutually agreed to by the parties (the "Accounting Firm"). In resolving such disputes the Accounting Firm shall accept the values set forth on the Closing Balance Sheet except to the extent that such values are not in accordance with the representations of Section 5(i) hereof. Such resolution of the Accounting Firm shall be conclusive and binding upon the parties hereto. The Accounting Firm shall be instructed to use its best efforts to resolve disputed items within thirty (30) days of such referral. The fees and disbursements of the Accounting Firm shall be borne one-half (1/2) by Seller and one-half(1/2) by Purchaser.

     (b) The Preliminary Purchase Price shall be adjusted, upward or downward, by the amount ("Purchase Price Adjustment"), if any, by which the Net Current Assets of the Sensors Business at the Closing Time, as reflected in the Closing Balance Sheet, differs from the Net Current Assets of the Sensors Business as reflected in the Preliminary Balance Sheet. As used herein, the term "Net Current Assets" shall mean Current Assets minus Current Liabilities. "Current Assets" shall mean only the line items designated Trade Accounts Receivable Allowance for Uncollectible Receivables, Material and Supply Inventory, Work-in-Process, Finished Stocks, Obsolete Inventory Reserve, Non-Variable Cost in Finished Stock and Prepaid Rent in the Closing Balance Sheet and the Preliminary Balance Sheet. "Current Liabilities" shall mean only the line items designated as Audited Invoices, Accounts Payable, Accrued Salaries, Estimated Cost of Product Guaranty, Accrued Liabilities-Other, and Accrued Personal Property Taxes in the Closing Balance Sheet and the Preliminary Balance Sheet.

     (c)  Any Purchase Price Adjustment made pursuant to the provisions of
Section 4(b) hereof shall be an adjustment to the Preliminary Purchase Price (which, as adjusted, shall be referred to as the "Final Purchase Price").

     (d) Any amounts due as a result of the Purchase Price Adjustment shall bear interest at the prime interest rate of Mellon Bank, N.A., Pittsburgh, Pennsylvania, on the Closing Date calculated from the Closing Date through the date of payment or adjustment (the "Settlement Date").

     (e) Any Purchase Price Adjustment (plus accrued interest thereon) shall be made by an increase or decrease in the principal amount of the First Note as of such date (as reflected by an addendum to such note). If the Settlement Date shall not have occurred until after the First Note has been paid, any upward Purchase Price Adjustment shall be paid by Purchaser to Seller in cash and any downward Purchase Price Adjustment shall be paid by Seller to Purchaser in cash, in both events with interest as set forth above and by wire transfer to such account as designated by Seller or Purchaser, as the case may be.

     (f) The Settlement Date shall be within three (3) business days of the determination of the Final Purchase Price, pursuant to the procedures set forth in this Section 4, or such later date as is agreed to in writing between the parties hereto.

5.   REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller represents and warrants to Purchaser at the Closing Time as follows:

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Seller has the power and authority (corporate and other) to own and/or lease the Purchased Property and to conduct the business of the Sensors Business as it is now being conducted, and Seller is duly qualified as a foreign corporation and is in good standing in such places where the business of the Sensors Business requires such qualification. Seller has and will, except as otherwise specifically provided herein, transfer to Purchaser outright and good and marketable title to all of the Purchased Property, free and clear of all leases, liens, easements, claims or encumbrances or other title exceptions of any nature or kind or any conditional sales agreement or other title retention agreement except as noted in Exhibits A, B, C, N and L.

     (b) Seller has the power and authority (corporate and other) to execute and deliver this Agreement and the instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by or on the part of Seller to authorize it to execute, deliver and perform under this Agreement and such other instruments, and to consummate the transactions contemplated hereby and thereby, have been duly and properly taken, and this Agreement has been duly and properly executed and delivered by Seller and constitutes (and such other instruments, when duly executed and delivered by Seller, will constitute) legal, valid and binding obligations of Seller (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and subject to any equitable principles limiting the right to obtain specific performance and injunctive relief). The execution, delivery of and performance under this Agreement, and such other instruments, by Seller, and its consummation of the transactions contemplated hereby and thereby, will not result in the creation of a lien or encumbrance on any of the Purchased Property or violate, conflict with or result in a breach of or constitute a default (or an event which with the giving of notice, lapse of time, or both, would become a default) under any order or decree of any court, administrative agency or other governmental authority, the Articles of Incorporation or By-laws of Seller, or any indenture, mortgage, lease, agreement, contract or other instrument to which Seller is a party or to which its assets or properties may be bound or affected. No approval authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution, delivery of or performance under this Agreement, or the instruments to be executed and delivered pursuant hereto, by Seller.

     (c) Except as set forth in Exhibit H, Seller, with respect to the Purchased Property and/or the Sensors Business, is neither (i) engaged in, threatened with, or the subject of, any litigation or proceeding before any court, administrative agency or other governmental authority nor (ii) subject to any judgment, order, ruling (excluding rulings of U.S. or foreign patent or trademark offices in their normal course of administrative action) or decree entered into with or issued by, or to any stipulation entered into with, any court, administrative agency or other governmental authority.

     (d) Except as specifically provided by this Agreement or as otherwise contemplated by or noted in this Agreement, (i) there are no material assets or properties of the Sensors Business not included in the Purchased Property and
(ii) the assets and properties included in the Purchased Property constitute all the material assets and properties, real and personal, tangible and intangible, employed by Seller in conducting the Sensors Business as currently conducted.

     (e) With respect to the Contracts and the license, confidentiality and secrecy agreements to be assumed by Purchaser pursuant to Sections 3(a)(vi)(A) and 3(a)(vi)(D) hereof:

          (i) there is none which is not reasonably related to the normal business operations of the Sensors Business as conducted prior to the date hereof and they constitute all the contracts and agreements that are material to the normal operations of the Sensors Business;

          (ii)   (A)    as to the Contracts, there is none other than those
listed in Exhibit B which is (1) with or for the benefit of any Employee or former employee; or (2) with any labor organization; or (3) for the purchase or lease of goods or services which obligates Seller from and after the Closing Date (a) for a period in excess of three (3) months or (b) to pay an amount in excess of Fifty Thousand Dollars ($50,000.00); or (4) for the sale of goods or services which obligates Seller from and after the Closing Date (a) for a period in excess of three (3) months or (b) to deliver goods or services for an amount in excess of Fifty Thousand Dollars ($50,000.00); (5) with a distributor, dealer, sales agent or manufacturer's representative, consignee, advertiser or public relations firm or (6) for the sale of goods under government contract; and

                 (B) as to the license, confidentiality and secrecy agreements, there is none which is not listed in Exhibit C.

          (iii) each is in full force and effect and is legal, valid and binding (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and subject to any equitable principles limiting the right to obtain specific performance and injunctive relief); Seller is not in default thereunder and there exists no event which with the giving of notice, or lapse of time, or both, would result in the Seller being in default thereunder; and to the knowledge of Seller the other parties thereto are not in default nor has there occurred any event which with the giving of notice, or lapse of time, or both, would result in default by the other parties thereto.

     (f) The permits held by Seller and listed in Exhibit G constitute all the permits (as such terms is used in Section 1(c)(viii) hereof) necessary to the conduct of the Sensors Business as presently conducted, each is in full force and effect in all material respects; Seller is conducting the Sensors Business so as to comply in all material respects with the terms thereof; and no suspension or cancellation proceeding with respect thereto has been brought, and to the best knowledge of Seller, no such proceeding is threatened. Seller shall assist Purchaser in making all requisite filing with, and obtaining all consents and approvals from, applicable regulatory or government authorities, if any, which are required in order for Purchaser to assume the rights and obligations of such permits.

     (g) The balance sheets of the Sensors Business as of June 30, 1994 and September 30, 1994 and the statements of income for the twelve month periods ended December 31, 1992 and December 31, 1993 and the six month periods ended June 30, 1993 and June 30, 1994, heretofore delivered to Purchaser and set forth as Exhibit O fairly present the financial condition of the Sensors Business and the results of its operations as of the dates and for the periods referred to and have been derived from accounts of Seller, which accounts have been maintained in accordance with generally accepted accounting principles ("GAAP") consistently applied. Except as set forth in Exhibit H, there are no liabilities, direct or indirect, fixed or contingent, of Sensors Business (including without limitation any tax liability) which are not reflected in the Preliminary Balance Sheet, or specifically identified in the notes thereto, except for liabilities and obligations incurred in the ordinary course of business subsequent to September 30, 1994, which will be reflected in the Closing Balance Sheet.

     (h) There has been no material adverse change in the financial condition, properties, assets, business or operating results of the Sensors Business from that reflected in the September 30, 1994 financial statements. In all material respects, the Sensors Business has been conducted in the ordinary course of business, consistent with past practice, since September 30, 1994.

     (i) The Closing Balance Sheet will fairly reflect the values of those assets and liabilities of the Sensors Business shown in the Preliminary Balance Sheet on the same bases as noted in the Preliminary Balance Sheet but as of the Closing Date and will be derived from the accounts of Seller which accounts will have been maintained in accordance with GAAP consistently applied.

     (j) The Inventories, including finished goods, work in process and raw materials, constituting part of the Purchased Property are, subject to reserves for obsolete inventory set out in the Closing Balance Sheet, in good condition and are salable in the ordinary course of business.

     (k) All accounts receivable of the Sensors Business (i) reflected on the Preliminary Balance Sheet or (ii) in existence as of the Closing, represent bona fide claims against debtors for sales made or services performed. All accounts receivable of the Sensors Business (i) reflected on the Preliminary Balance Sheet, or (ii) in existence as of the Closing are, except to the extent of any reserve with respect thereto reflected on the Preliminary or Closing Balance Sheet, subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business consistent with past practices.

     (l) There is set forth in Exhibit C hereto a list of all United States or foreign patents, United States or foreign patent applications, United States or foreign trademarks (whether registered or unregistered), owned by, or registered in the name of, Seller which relate exclusively to the Sensors Business. Except as set forth in Sections (1)(c)(xi) and (xii) or in Exhibit C, with respect to the assets referred to in Sections 1(c)(xi) and (xii) hereof, Seller has outright ownership free and clear of any liens or encumbrances and pays no royalty to anyone with respect to any of them; such assets and tangible indicia thereof are transferable to Purchaser as herein contemplated. Such patents, patent applications and trademarks, and the other licenses, service marks, trade names, inventions, processes, formulae, trade secrets, franchises, copyrights and other proprietary rights transferred hereunder are sufficient for the operation of the Sensors Business as now conducted. Except as otherwise provided in this Agreement (i) such ownership, possession or license is exclusive and not subject to termination without the Purchaser's consent,
(ii) the operation of the Sensors Business does not infringe upon or conflict with the intellectual or proprietary rights (including without limitation, copyright, trademark, service mark and trade name rights) of any other party, and (iii) to the best knowledge of Seller no third party is infringing or violating any of its patents, licenses, trademarks, service marks, trade names, inventions, processes, formulae, trade secrets, franchises, copyrights or other proprietary rights.

     (m) The Fixed Assets are in reasonable operating condition and have been maintained in the ordinary course of business.

     (n) The Closing Balance Sheet will reflect adequate reserves for liabilities of the Sensors Business being assumed by Purchaser whether or not any such reserve would be required by GAAP. As of the Closing Date there are no liabilities, direct or indirect, fixed or contingent, known or unknown, of the types described in Sections 3(a)(vi)(C), (D), (E) or (F).

     (o) Seller has been and is conducting the Sensors Business so as to comply in all material respects with all applicable federal, state and local laws, rules and regulations including, but not limited to, those relating to health and safety, equal employment opportunity, employment practices, working conditions, environmental protection, the manufacturing or the labeling, sale and shipment of the products of the Sensors Business (including, without limitation, FDA current Good Manufacturing Practices), and Seller neither has been charged with, nor is Seller under any government investigation (other than routine tax audits) with respect to, nor does Seller have any basis to believe that, any actual or alleged violation of any such laws, rules or regulations insofar as the Sensors Business is concerned.

     (p) Other than as made in this Section 5, Seller makes no warranties or representations as to the Sensors Business and none shall be implied. In that regard, Purchaser may not rely upon the accuracy or completeness of information contained in the Confidential Descriptive Memorandum for the Sensors Business provided to Purchaser by Seller pursuant to a Confidentiality Agreement dated October 14, 1994, or on any materials or projections provided to Purchaser by Seller concerning the Sensors Business.

     (q) Seller is acquiring the Warrant and will acquire any security issued upon exercise thereof (collectively, the "Securities") for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933 (the "1933 Act"). It understands that (i) the Securities have not been registered under the 1933 Act by reason of a specific exemption therefrom, that the Securities must be held by it indefinitely, and that it must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the 1933 Act or is exempt from such registration and (ii) the Securities will be endorsed with a legend in substantially the following form:

          "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR THE ISSUER RECEIVES AN OPINION OF COUNSEL STATING THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

6.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser represents and warrants to Seller the following:

     (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

     (b) Purchaser has the corporate power and authority to execute and deliver this Agreement and the instruments to be executed and delivered by it pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings that are required to be taken by or on the part of Purchaser to authorize it to execute, deliver and perform under this Agreement and such other instruments, and to consummate the transactions contemplated hereby and thereby, have been duly and properly taken, and this Agreement has been duly and properly executed and delivered by Purchaser and constitutes (and such instruments, when duly executed and delivered by Purchaser, will constitute) legal, valid and binding obligations of Purchaser (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and subject to any equitable principles limiting the right to obtain specific performance and injunctive relief). The execution, delivery of and performance under this Agreement, and such instruments, by Purchaser, and its consummation of the transactions contemplated hereby and thereby, will not violate, conflict with or result in a breach of or constitute a default (or an event which with the giving of notice, lapse of time, or both, would become a default) under any law of the State of California or the United States, any order or decree of any court, administrative agency or other governmental authority, the Articles of Incorporation, Bylaws or other documents of formation or organization of Purchaser, or any indenture, mortgage, lease, agreement, contract or other instrument to which Purchaser is a party or to which its assets or properties may be bound or affected provided however, that certain of Purchaser's existing contracts (i.e., not Purchased Property) require consent to assignment (which will be sought by Purchaser), and such requirement may affect Seller's security interest. No approval authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution, delivery of or performance under this Agreement, or the instruments to be executed and delivered pursuant hereto, by Purchaser.

7.   COVENANTS.

     (a) Notwithstanding the retention by Seller of the rights to the name "PPG Industries, Inc." and "PPG" and, in any form, any name, insignia, logo, design, trademark or trade name similar thereto or derived therefrom, Purchaser, for a period not to exceed three (3) months after the Closing Date, shall not be required to remove such names, insignias, logos, designs, trademarks or trade names from packaging materials, labels, signs, price lists, sales literature and other printed material or matter included in the Purchased Property and used by Purchaser in the normal business operations of the Sensors Business; provided, however, that Purchaser (i) shall alter, block out or obscure such names, insignias, logos, designs, trademarks or trade names, (ii) shall clearly identify to third parties after the Closing Date that the business of the Sensors Business has been acquired, and is being conducted, by Purchaser, and
(iii) shall indemnify and hold Seller harmless from any and all losses, liabilities, costs, damages and expenses (including, but not limited to, reasonable counsel fees and expenses) relating to Purchaser's use of such material or matter; and provided further, however, that Purchaser shall exercise diligent efforts to exhaust its supply of such material or matter as soon as reasonably practicable after the Closing Date in the ordinary course of business, but in no event later than three (3) months after the Closing Date.

     (b) To the extent that any of the Purchased Property set forth in Section 1(c)(i), (vi), (viii), (ix), (x) and (xi) is not assignable or is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof and such assignment or attempted assignment would be of no force or effect or would constitute a breach thereof, except to the extent consent is obtained. Seller agrees to make all reasonable efforts to obtain at its sole expense any consents required for the assignment of any such Purchased Property. If any such consent shall not be obtained, Seller shall cooperate with Purchaser in any reasonable arrangement acceptable to Purchaser designed to provide for Purchaser the benefits under any such Purchased Property, including, without limiting the generality of the foregoing, enforcement at the cost and for the account of Purchaser of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Purchaser shall have no obligation with respect to any such Purchased Property.

     (c) For a period of five (5) years after the Closing Date, neither Seller nor any entity controlled by Seller, will engage in the manufacture or sale of any of the products of the Sensors Business or any products competitive therewith nor will Seller or any entity controlled by Seller utilize the name "Medical Sensors" commercially; provided, however, that this Section 7(c) shall not preclude Seller from acquiring, in whole or in part, any entity which is engaged other than primarily in the manufacture or sale of the products of the Sensors Business or similar products.

     (d) BOOKS AND RECORDS. For a period of seven (7) years after the Closing Date, Purchaser shall not destroy or otherwise dispose of any Business Records without first offering such Business Records to Seller. During such seven (7) years, Purchaser shall allow Seller and its respective agents access to all Business Records in Purchaser's possession and not in Seller's possession during normal working hours at Purchaser's principal places of business or at any location where such Business Records are stored, and Seller shall have the right, at its own expense, to make copies of such Business Reports; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Purchaser's businesses and Purchaser shall execute such confidentiality agreements as Seller shall reasonably require. Seller shall cooperate and cause its accountants and agents to cooperate in Purchaser's preparation of any audit of the financial records of the Sensors Business and Purchaser's preparation of audited financial statements therefrom. Purchaser shall indemnify and hold Seller harmless from all damages and costs of Seller or any third party agent of Seller arising out of Seller's involvement pursuant to the immediately preceding sentence.

     (e) For the duration of the Settlement Agreement, Purchaser shall be bound by the obligations and limitation of rights of Seller under the Settlement Agreement and Purchaser shall indemnify Seller and its successors, assigns, directors, officers, employees, agents and representatives against and hold each of them harmless from all losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable fees and disbursements of counsel) accruing from, or resulting by reason of, any claim that Purchaser has failed to satisfy such obligations or has exceeded such limitations.

     (f) For a period of five (5) years from the Closing, Seller shall maintain in confidence and not use for any purposes other than those contemplated by this Agreement, any confidential or proprietary information regarding the Sensors Business ("Confidential Information"). Confidential Information includes, but is not limited to, trade secrets, marketing plans, blueprints, schematics, designs, techniques, processes, procedures and formulae related to the Sensors Business. Seller will take all necessary measures to maintain the secrecy of the Confidential Information, but not less than the standard of care and measures which it uses to protect its confidential information of similar type, including without limitation obtaining written agreements from its employees and agents to maintain such Confidential Information in accordance herewith. However, this confidentiality obligation shall not extend to information which:
(i) is or becomes public knowledge without the fault of Seller; or (ii) is received from a third party without the breach of any confidentiality provisions

8.   EXPENSES.

     Except as otherwise provided herein, each party hereto shall pay its own expenses incident to the preparation of this Agreement and the other instruments to be delivered pursuant hereto and the consummation of the transactions contemplated hereby and thereby, including, without limitation, all legal, accounting and investment banking fees and disbursements.

9.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS.

     The representations and warranties contained herein and in any certificates delivered pursuant hereto shall survive the Closing Date and shall remain in full force and effect thereafter for a period of eighteen (18) months (provided that the representations and warranties with respect to tax matters shall survive for the applicable statute of limitations for tax matters) at which time they shall cease, regardless of any investigation made or not made by or on behalf of any party hereto, except to the extent that Purchaser shall have given notice in writing of a claim to Seller or Seller shall have given notice in writing of a claim to Purchaser prior to the expiration of such period, and no claim may thereafter be asserted thereon and Seller or Purchaser (as the case may be) shall have no liability therefor. The covenants and agreements contained herein shall survive the Closing Date in accordance with their respective terms. The indemnification obligations of the parties as set out in Sections 3(a)(vi) and (vii) and 7(e) and in Section 11 shall not be subject to the limitations set out in this Section 9.

10.  INDEMNITIES.

     (a) Seller shall indemnify Purchaser and its successors, assigns, directors, officers, employees, agents and representatives against, and hold each of them harmless from, all losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable fees and disbursements of counsel) accruing from, or resulting by reason of (i) any attempt by a third party to collect from, or assert against, such indemnified party any obligation or liability of Seller not assumed by Purchaser pursuant to Section 3(a)(vi) and
(vii); (ii) any breach by Seller of any representation or warranty or covenant herein; and (iii) any liability with respect to the items not part of the Purchased Property pursuant to Section 1(d). Purchaser shall indemnify Seller and its successors, assigns, directors, officers, employees, agents and representatives against, and hold each of them harmless from, all losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable fees and disbursements of counsel) accruing from, or resulting by reason of, (i) any attempt by a third party to collect from or assert against such indemnified party any obligation or liability of Seller assumed by Purchaser pursuant to Section 3(a)(vi), and (ii) any breach by Seller of any representation or warranty or covenant herein.

     (b) Each party hereto shall give the other party hereto prompt notice of any action, claim, or proceeding asserted or commenced against the notifying party as to which the other party's indemnification obligation (under any section hereof) could apply and the other party (the "indemnifying party") may, at its option and at its sole expense, assume control of the defense of, and contest or compromise, any such action, claim, or proceeding, provided that the indemnifying party shall give written notice to the notifying party of its election to do so within twenty (20) days after receipt of such notice and provided that the notifying party shall at all times also have the right to participate fully in the defense at its expense and may not be subjected to, directly or indirectly, any loss, liability, damage, cost or expense as a consequence of a compromise of such action, claim or proceeding by the indemnifying party. If the indemnifying party shall not so elect to assume control of the defense, the notifying party shall have the right, but shall not be obligated, to undertake the defense of the action, claim or proceeding for the account, and at the risk of, the indemnifying party.

11.  LIMITATION OF REMEDIES AND DAMAGES.

     (a) In no event shall Seller be liable to Purchaser or shall Purchaser be liable to Seller for any lost profits or consequential damages (which shall not include damages for loss of bargain) sustained or suffered by the other as a consequence of a breach of any warranty or representation contained herein or as a consequence of a breach of any covenant or agreement contained herein.

     (b) Purchaser shall not be entitled to recover any damages from Seller, and Seller shall not be entitled to recover any damages from Purchaser, unless and until the aggregate of all damages recoverable by the claiming party exceeds Two Hundred Thousand Dollars ($200,000.00) and then only to such extent, provided however, that in calculating such damages for the purposes of this section only, the attorneys' fees and costs of the claiming party with respect to such matter shall not be included. In addition, notwithstanding the foregoing, such limitation shall not apply to damages arising to Seller from Purchaser's failure to pay any liability assumed by Purchaser or under First Note or the Second Note, or under Section 7(e) or any damages arising to Purchaser from Seller's failure to pay any liability retained by Seller. In no event shall Seller's liability to Purchaser exceed Seven Million Five Hundred Thousand Dollars ($7,500,000).

     (c) Except as to Seller's obligations to be performed after the Closing, Purchaser's sole remedy under this Agreement shall be for damages. Purchaser shall in no event be entitled to recover damages in cash (as opposed to by way of set-off) in an amount in excess of the amount of cash theretofore received by Seller at Closing and pursuant to the First Note and the Second Note. To the extent Purchaser's damages exceed such amount, Purchaser may, but is not obligated to, set off any such amount due to it hereunder, as evidenced by a final judgment or settlement agreement) against the First Note or the Second Note.

12.  EMPLOYEES.

     (a) Purchaser shall offer Employees (as listed in Exhibit D) the opportunity to become employees of Purchaser on the Closing Date or, with respect to each such Employee who is disabled to the extent that he or she is unable to perform the duties of his/her job on the day after the Closing Date, on the date following the Closing Date on which he/she becomes able to perform the duties of his/her job; provided, however, that if he/she does not become so able within twelve (12) months of the Closing Date, Purchaser's offer to him/her may be withdrawn. Nothing herein shall be construed as constituting a right to employment for any specified period of time for any such employee. Except as otherwise specifically provided herein, nothing in this Agreement shall be construed as creating any rights in the individuals listed in Exhibit D, nor shall any provision of this Agreement be construed as varying the Seller's employment policies or practices or as varying Purchaser's employment policies and practices regarding its employees other than as provided specifically in this Agreement with respect to those individuals listed in Exhibit D who shall elect to become employees of Purchaser.

     (b) Purchaser will offer continuing employment to the Employees at an annual compensation not less than the amount specified in Exhibit D as being the salary paid to such Employees by Seller.

     (c) Those individuals listed on Exhibit D who accept Purchaser's offer of employment (hereinafter referred to as "Affected Employees") shall be deemed to have become Purchaser's employees at the Closing Time; provided, however, that any Employee listed on Exhibit D who accepts an offer of employment subsequent to the Closing Time shall be deemed to become Purchaser's employee on the date such employee commences work for the Purchaser.

     (d) Each Affected Employee listed in Exhibit D shall cease to be Seller's employee and shall cease to participate in any of Seller's employee welfare benefits, pension benefits or other employment benefits or policies (except to the extent of Seller's obligations under COBRA) on the date that such employee is deemed to become Purchaser's employee pursuant to Section 13(c). Purchaser shall have no liability, and Seller shall indemnify Purchaser with respect to such cessation of participation.

     (e) On the Closing Date, Purchaser shall credit all Affected Employees with the amount of service recognized by Seller (as reflected by the original date of hire listed on Exhibit D), for purposes of determining eligibility, amount, terms and conditions or termination of employee benefits or remuneration in any form whether such benefits or remuneration are pursuant to Purchaser's obligations under this Agreement or pursuant to Purchaser's own plans or practices.

     (f) In the event Purchaser terminates the employment of an Affected Employee other than for cause at any time during the nine (9) month period immediately following the Closing Date, such terminated Affected Employee shall be paid a severance allowance by Purchaser in an amount equal to (x) eighty percent (80%) of two (2) weeks salary, times (y) the number of years (including fractions of a year) of the Affected Employee's service with Purchaser (as reflected by the Hire Date listed in Exhibit D).

     (g) On the Closing Date, the Affected Employees shall be eligible to participate in all employee benefit plans (whether written or not) maintained on the Closing Date by the Purchaser for its employees except to the extent that benefits for Affected Employees required by this Agreement are more advantageous to such Affected Employees in which case such Agreement-required benefits shall prevail according to the terms of this Agreement. For purposes of medical insurance, including vision and dental coverage, Affected Employees shall be eligible to participate in such plans without regard to any waiting period which might otherwise apply.

     (h) Purchaser shall provide Affected Employees with the number of annual vacation days to which they are entitled as an employee of Seller but had not taken as of the Closing Date (irrespective of the fact that Seller does not accrue for such vacation and as such it is not reflected in the Preliminary Balance Sheet or the Final Balance Sheet) and Affected Employees will be compensated by Purchaser for any vacation days to which they are entitled under this Section 13(h), but which they have not taken as of the end of calendar year 1995. Affected Employees who are terminated prior to the end of calendar year 1995 shall be entitled to payment from Purchaser for any unused vacation days as of the date of the termination of employment. Except as the provisions of this Section (h) and Section 13(e) result in more favorable vacation benefits for any Affected Employee, each Affected Employee shall be entitled to receive annual vacation in accordance with the Purchaser's usual vacation policy. To the extent Purchaser is required to pay for any such vacation days as a result of an Affected Employee voluntarily terminating employment with Purchaser within ninety (90) days of the Closing, Purchaser may deduct such amount from the balance due on the First Note.

     (i) Until 12:00 a.m., February 1, 1995, Seller shall continue to provide medical, dental, life and disability insurance coverage for the Affected Employees.

13.  NOTICES.

     Any notice, request, consent or other document to be given hereunder to either party hereto shall be in writing and sent by registered or certified mail, postage prepaid, if to Purchaser, addressed to:

                 Unifet Incorporated
                 11021 Via Frontera, Suite 200
                 San Diego, California  92127
                 Attention:  W. Jerry Mezger, President

     with a copy to:

                 Stradling, Yocca, Carlson and Rauth
                 660 Newport Center Drive, Suite 1600
                 Newport Beach, California  92660
                 Attention:  Lawrence B. Cohn

     and if to Seller, addressed to:

                 PPG Industries, Inc.
                 One PPG Place
                 Pittsburgh, Pennsylvania  15272
                 Attention:  Director, Commercial Development

with a copy to H. Kennedy Linge at the same address. Either party hereto may change its address for receiving notices by giving written notice of such change to the other party.

14.  COOPERATION AS TO CERTAIN CLAIMS AND LITIGATION.

     Each party hereto shall cooperate with the other party in defending or prosecuting any claims or litigation relating to the Purchased Property or the Sensors Business in which their interests are not adverse and shall make available and furnish appropriate documents and testimony in connection therewith. Each party requesting such assistance shall reimburse the party rendering such assistance for its reasonably incurred expenses of assisting the other party in such claims or litigation.

15.  GOVERNING LAW, ATTORNEYS' FEES,TABLE OF CONTENTS AND SECTION HEADINGS.

     This Agreement shall be governed by, and be construed in accordance with, the internal substantive laws of the State of California. In the event of any dispute with respect hereto, the


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


losing party shall pay the reasonable attorneys' fees and costs of the prevailing party. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.  BULK SALES LAW.

     Seller and Purchaser agree to waive compliance with any applicable Bulk Sales Law. Seller shall indemnify Purchaser for any claims asserted against either party as a result of such noncompliance.

17.  ENTIRE AGREEMENT.

     This Agreement, the Exhibits hereto, the instruments to be delivered pursuant hereto, and the Letter Agreement between the parties dated December 30, 1994, as amended, contain the entire agreement between the parties hereto and supersede any prior agreements, understandings, representations or warranties between the parties hereto relating to the subject matter hereof and thereof, whether written or oral, including, without limitation, the Confidential Descriptive Memorandum for the Sensors Business provided to Purchaser by Seller, pursuant to a Confidentiality Agreement dated October 14, 1994. The rights and obligations of the parties under this Agreement and each of the instruments to be delivered pursuant hereto shall be severally enforceable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

WITNESS:                                UNIFET INCORPORATED



    /s/ LOUIS H. BUNN                   By /s/ W. JERRY MEZGER
- -----------------------------------        -------------------------------------



WITNESS:                                PPG INDUSTRIES, INC.



   /s/ FREDERICK DENK                   By /s/ H. KENNEDY LINGE
- -----------------------------------        -------------------------------------


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